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                      May 9, 2022

       Ken Rizvi
       Chief Financial Officer
       SMART Global Holdings, Inc.
       c/o Maples Corporate Services Limited
       P.O. Box 309
       Grand Cayman, Cayman Islands KY1-1104

                                                        Re: SMART Global
Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended August 27, 2021
                                                            Filed October 25,
2021
                                                            File No. 001-38102

       Dear Mr. Rizvi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing